Exhibit (a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE

OPTIONHOLDERS PARTICIPATING IN THE EXCHANGE OFFER

Date:
To:
From:	Zhone Technologies, Inc.
Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form and have cancelled all of your Eligible Options. Subject to your continued employment or service with Zhone or any of its subsidiaries on the New Option Grant Date and the other terms and conditions of the exchange offer, you now have the right to receive New Options entitling you to purchase that number of shares of our common stock listed below at an exercise price of $         per share:

New Option Grant Date	Grant Type	Number of Shares Underlying New Options

Shortly you will be receiving an email from Zhone’s stock administrator, Morgan Stanley, advising you that your electronic Notice of Grant has been credited to your individual stock option account. Zhone no longer provides paper Notices of Grant. Please follow the instructions in the email on how to accept your New Options (note: any pop-up blocking software needs to be closed when accessing your new Notice of Grant). In the meantime, if you have any questions, please send us an e-mail at LLarsen@zhone.com or GChin@zhone.com.